EXHIBIT 10.2

                    CONSULTING AND NONCOMPETITION AGREEMENT

     This Consulting and Noncompetition Agreement (the "Agreement"), is entered into as of March 2, 2000, by and among Savoir Technology Group, Inc., a Delaware corporation (the "Company"), Tactful Acquisition Corp., a Delaware corporation ("Buyer"), and P. Scott Munro ("Munro").

                              W I T N E S S E T H

     WHEREAS, Munro and the Company have entered into a letter agreement dated May 1, 1998 and an Executive Retention Agreement dated as of May 10, 1999 (the "Retention Agreement"), setting forth the terms and conditions of Munro's employment as President and Chief Executive Officer of the Company, and certain additional terms and conditions relating thereto;

     WHEREAS, Avnet, Inc., a New York corporation ("Parent"), Buyer and
Company propose on the date hereof to enter into an Agreement and Plan of Merger (the "Merger Agreement"), pursuant to which Buyer will be merged (the "Merger") with and into Company, which will continue as the surviving corporation (the "Surviving Corporation"), all on the terms and subject to the conditions contained in the Merger Agreement (capitalized terms not otherwise defined herein having the respective meanings set forth in the Merger Agreement);

     WHEREAS, immediately after the Merger, the Surviving Corporation will be a wholly-owned subsidiary of Parent; and

     WHEREAS, Munro is entering into this Agreement in order to induce Buyer and Parent to enter into the Merger Agreement and to incur the obligations set forth therein, which will result in substantial personal benefits to Munro, and all of the parties hereto acknowledge that further review and mutually agreed adjustments of the provisions hereof (other than Section 4 hereof, which will not be subject to alteration) may hereafter take place to more fully reflect and clarify the intent of the parties for the benefit of the parties;

     NOW THEREFORE, for and in consideration of the foregoing and the mutual promises contained herein, and upon and subject to the terms and conditions set forth below, the parties hereto agree as follows:


     SECTION 1. MERGER NOT "GOOD REASON". Munro acknowledges and agrees that consummation of the Merger in the manner contemplated by the Merger Agreement (a) will not, by itself, constitute a "change in Munro's title, authority, responsibilities, duties or reporting," provided that Parent names Munro to continue as President and Chief Executive Officer of the Surviving Corporation pursuant to Section 1.6 of the Merger Agreement, and (b) will result in the replacement of the outstanding stock options of the Company with "fully equivalent substitute options," in each case as such phrase is used in Section 2(e) of the Retention Agreement. Notwithstanding the

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foregoing, in consideration of Munro's covenants and agreements contained in this Agreement, the parties agree that Munro's employment with the Surviving Corporation shall terminate as of the Effective Time of the Merger and Munro shall be entitled to receive all amounts and benefits (including, without limitation, the loan forgiveness) that would have been payable to him under the Retention Agreement as a result of the Merger and a "Termination After a Change of Control" (as defined in the Retention Agreement), with such consideration to be allocated to Munro's covenants contained in Sections 2, 3, 4 and 5 herein in such manner as the parties shall reasonably agree.

     SECTION 2. MANAGEMENT CONSULTING SERVICES. Munro agrees for a period not to exceed 60 days after the Effective Date of the Merger to provide, upon and conforming to the Surviving Corporation's reasonable requests, transitional management consulting services (on a full-time or lesser basis, at the Surviving Corporation's California offices or from his home, as requested) relating to the business and operations of the Surviving Corporation. After such 60 days and during the remainder of the one year period after the Closing Date, Munro agrees to be reasonably available to the Surviving Corporation for telephonic transitional management consultations concerning the business and operations of the Surviving Corporation.

     SECTION 3. LITIGATION CONSULTING SERVICES. For a period of one year after the Closing Date, Munro agrees (a) to provide truthful and complete cooperation including, but not limited to, his appearance at interviews and/or depositions and at litigation or arbitration hearings, in all regulatory or litigation/arbitration matters relating to his employment, or areas of responsibility at the Company and the Surviving Corporation, whether or not such matters already have been commenced and through the conclusion of such matters, and including but not limited to the matter entitled ADAMS V. WESTERN MICRO TECHNOLOGY, INC., ET AL. and all related claims and actions arising from the facts thereof (collectively, the "Adams Matter"), and (b) to provide counsel to the Surviving Corporation with all documents in Munro's possession or control relating to such regulatory or litigation/arbitration matters.

     SECTION 4. INDEMNIFICATION. (a) Munro hereby agrees to indemnify, defend and hold harmless Parent and the Surviving Corporation (the "Indemnified Parties") against any and all losses, claims, damages, liabilities, costs, expenses (including, without limitation, attorneys' fees and other litigation expenses), judgments and amounts paid in settlement ("Losses") paid by the Company or the Surviving Corporation after the date hereof in connection with any actual or threatened claim, action, suit, proceeding or investigation arising out of or pertaining to the Adams Matter, whether asserted or claimed prior to, or on or after, the Effective Time; provided, however, that Munro shall not be obligated to indemnify the Indemnified Parties for the first $200,000 of such Losses and, provided, further, that Munro's maximum indemnification obligation under this Section 4 shall be $500,000.

     (b) Munro hereby waives (i) his right to be indemnified pursuant to
Section 4.11(a) of the Merger Agreement or under any agreement with or charter or by-law provision of the Company or the Surviving Corporation, and (ii) his right to coverage under the Surviving Corporation's officers' and directors' liability insurance pursuant to Section 4.11(b) of the Merger Agreement, in

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each case to the extent of any Losses arising from the Adams Matter for which
Munro is agreeing to be responsible pursuant to paragraph 4(a) above.

     SECTION 5. NONCOMPETITION COVENANT. Munro hereby covenants and agrees that, for a period of five years after the Effective Date of the Merger, Munro and his affiliates will not, directly or indirectly, own, manage, operate, control, participate in, invest in or otherwise be connected in any manner with (whether as an officer, director, employee, partner, investor, consultant, lender or otherwise) any business or entity which is engaged in or is competitive with the businesses being conducted by any of Parent, the Surviving Corporation or their affiliates as of the date hereof.

     SECTION 6. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the internal substantive laws of the State of California, without regard to the conflict of laws principles thereof.

     SECTION 7. COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same Agreement.

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date and year first above written.

                                    SAVOIR TECHNOLOGY GROUP, INC.


                                    By: /s/  P. Scott Munro
                                        --------------------------
                                    Name:  S. Munro
                                    Title: Chairman and CEO


                                   /s/  P. Scott Munro
                                   -------------------------------
                                   P. Scott Munro



                                    TACTFUL ACQUISITION CORP.


                                    By: /s/  David R. Birk
                                        --------------------------
                                    Name:  David R. Birk
                                    Title: President